EXHIBIT 10.8B

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

Form of Performance Award Agreement

[Note:  This form of award agreement is for illustrative purposes only.  If may be modified for any particular award, consistent with the terms of the 2006 Equity Incentive Plan]

(Name)

Re: Performance Award

Dear _______:

This letter shall serve as an agreement (the “Agreement”) between you and State Street Corporation (the “Company”) setting forth the terms and conditions relating to the Performance Award granted to you under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”), which shall be payable if certain performance and other conditions are satisfied as described below.

1. Grant of Performance Award.

You have been granted an award (the “Award) consisting of a total of ______ units (“Units”).  To be entitled to any payment under the Award, you must execute this Agreement and return a fully executed copy to the Company, and all terms and conditions of this Award must have been satisfied.  The Award will be payable, if at all, based in part on the achievement by the Company of certain performance measures (described below and in Exhibit I) over the [number of years]-year period (including any interim periods) commencing [date] and ending on [date] (the “Performance Period”).  The date on which the Performance Period ends is referred to herein as the “Maturity Date.”

2. Performance Targets; Administrator Certification.

Whether your Award will be paid and if so in what amounts will depend in part on the Company’s achievement of specified performance targets as described below and in Exhibit I. [Awards can be based entirely on one or more performance targets or in part based on one or more performance targets and in part on other target(s).  The permissible targets are as set forth in the 2006 Equity Incentive Plan.  The targets described below are illustrative only.]

(a) Earnings Per Share (EPS).  Subject to the other terms and conditions of the Award, the Company’s fully diluted aggregated earnings per share from continuing operations (“EPS”) for the Performance Period will determine how much, if any, of the EPS Portion of the Award will be payable.  Exhibit I sets forth the EPS threshold that must be achieved if any of the EPS Portion is to be payable and the higher EPS target that must be achieved if the entire EPS Portion is to be payable, with interpolation for EPS performance between those limits.

(b) Return on Equity (ROE).  Subject to the other terms and conditions of the Award, the Company’s average return on shareholders’ equity from continuing operations (“ROE”) will determine how much, if any, of the ROE Portion of the Award will be payable. Exhibit I sets forth the ROE threshold that must be achieved if any of the ROE Portion is to be payable and the higher ROE targets that must be achieved if higher percentages, or the entirety, of the ROE Portion is to be payable, with interpolation for ROE performance between those limits.

The specific EPS and ROE performance targets for the Performance Period were established by the Administrator on [date] and are set forth on Exhibit I.  Subject to the other terms and conditions of the Award, payment under this Award will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold performance targets have been exceeded on the Maturity Date and then only to the extent of the level of performance so certified as having been achieved.

3. Form of Payment.

Any portion of the Award earned by reason of the Administrator’s certification as described above will be payable in shares of the Company’s common stock (“Stock”) to you (or your beneficiary, in the case of your death) on or before the March 15 next following the end of the Performance Period.  The number of shares to be paid will be determined by multiplying the number of Units set forth in paragraph 1, above, by the Total Funding Percentage.  For this purpose, “Total Funding Percentage” means the sum of the weighted funding percentages, if any,  achieved for each of the performance targets for the Performance Period as certified by the Administrator.

4. Non-Transferability, Etc.

This Award shall not be transferable otherwise than by will or the laws of descent and distribution.  Any attempt by you (or in the case of your death, your beneficiary) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

5. Termination of Employment.

(a)                No amount shall be paid in respect of the Award in the event that you cease to be employed by the Company and its Subsidiaries due to Circumstances of Forfeiture prior to the end of the Performance Period.  If your employment with the Company and its Subsidiaries ceases by reason of Disability, Retirement, death, or any reason other than for Circumstances of Forfeitures, then you shall be eligible to receive a pro-rated Award, taking into account the time between the date on which your employment so terminated and the end of the Performance Period subject to paragraph b, below.  Any amount payable pursuant to this paragraph 5 shall be paid in accordance with paragraph 3.

(b) Payment to you of any pro-rated Award after termination of your employment otherwise than by reason of your death shall be subject to the conditions that until the date on which the Award is paid you (i) shall not, without the prior written consent of the Company, (A)(1) solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company and its Subsidiaries) the employment of, (2) hire or employ, (3) recruit, or (4) in any way assist another in soliciting or recruiting the employment of, or (B) induce the termination of the employment of, any person who within the previous 12 months was an officer or principal of the Company or any of its Subsidiaries; (ii) shall not, without the prior written consent of the Company, engage in the Solicitation of Business (as defined below) from any client on behalf of any person or entity other than the Company and its Subsidiaries.  The term “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance with a client with whom you have had or with whom persons supervised by you have had significant personal contact while employed by the Company and its Subsidiaries to induce such client to (A) transfer its business from the Company and its Subsidiaries to any other person or entity, (B) cease or curtail its business with the Company and its Subsidiaries, or (C) divert a business opportunity from the Company and its Subsidiaries to any other person or entity; and (iii) shall not engage whether directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association, or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company or any of its direct or indirect Subsidiaries.  If you do not comply with the above conditions, you shall receive no payment under this Award.  Any determination by the Administrator that you are, or have engaged in any prohibited conduct as described above shall be conclusive and binding on all persons.  Notwithstanding the foregoing, this paragraph 5 (b) shall be inapplicable following a Change of Control.

(c)  For purposes hereof; (i) “Retirement” means your attainment of age 55 and completion of 10 years of service with the Company and its Subsidiaries or your attainment of age 65 and completion of five years of service with the Company and its Subsidiaries,

(ii)  “Disability” means (A) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (B) if you, as a result of the impairment, receive income replacement benefits for a period of not less than 3 months under a plan of the Company or a Subsidiary

(iii)  “Circumstances of Forfeiture” means the termination of your employment with the Company and its Subsidiaries either (A) voluntarily or (B) involuntarily and you are classified by the Company as ineligible for rehire.

6. Acceleration of Performance Award.

Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control occurring prior to the Maturity Date, you shall be entitled at the time of such Change of Control to receive a cash payment equal to the adjusted fair market value of a share of the Stock multiplied by the number of Units set forth in paragraph 1, above.  For purposes of the preceding sentence, “adjusted fair market value” shall mean the higher of the (i) the highest average of the reported daily high and low prices per share of the Stock during the 60-day period prior to the first date of actual knowledge by the Board of circumstances that resulted in a Change of Control, and (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraph 1 or 2 of the definition of Change of Control in the Plan, the highest price per share of the Stock paid in such transaction series of transactions (which in the case of a transaction described in paragraph 1 of such definition in the Plan shall be the highest price per share of the Stock as reflected in a Schedule 13D filed by the person having made the acquisition).

7. Changes in Capitalization or Corporate Structure.

The Award is subject to adjustment pursuant to Section 7(b) of the Plan in the circumstances therein described.

8. Amendments to Performance Units.

Subject to the specific limitations set forth in the Plan, the Administrator may at any time suspend or terminate any rights or obligations relating to the Award prior to the Maturity Date without your consent.

9. Compliance with Section 162(m).

The Administrator shall exercise its discretion with respect to this Award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Code.

10. Shareholder Rights.

You are not entitled to any rights as a Shareholder with respect to any shares of Stock subject to the Award until they are transferred to you.  Without limiting the foregoing, you will have no right to receive dividends or amounts in lieu of dividends with respect to the shares of Stock subject to the Award prior to any shares being transferred to you.

11. Withholding.

The Company shall be obligated to issue Stock pursuant to this Agreement only if you first deliver to the Company funds sufficient to satisfy, or make other arrangements acceptable to the Company for satisfying, any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of such transfer under this Award.  You expressly acknowledge and agree that your rights hereunder are subject to your paying to the Company any applicable taxes required to be withheld in connection with the Award in a form and manner satisfactory to the Company.

12. Employee Rights.

Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

13. Provisions of the Plan.

The provisions of the Plan are incorporated herein by reference, and all terms not otherwise defined herein shall have the meaning given to them in the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.  You acknowledge that you have received a copy of the Plan and a copy of the Prospectus for the Plan.

If the Award and the foregoing terms and conditions are acceptable to you, please sign the enclosed counterpart of this letter and return the same to the undersigned.  By signing this letter, you acknowledge and agree that you are bound by the terms of the Agreement and the Plan, and the Agreement will take effect as a sealed instrument.

Very truly yours,
STATE STREET CORPORATION

By
Boon S. Ooi
Senior Vice President

The undersigned hereby accepts the Award on the terms and subject to the conditions set forth above.

(Name)
Dated:

Exhibit I

Performance Targets

Start of Performance Period — End of Performance Period